EXHIBIT 5.2

June 23, 2020

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, TX 75034

Ladies and Gentlemen:

We have acted as counsel to Comstock Resources, Inc., a Nevada corporation (the “Company”), and the Notes Guarantors named below, in connection with (i) the sale by the Company of an aggregate of $500,000,000.00 in principal amount of its 9.75% senior unsecured notes due 2026 (the “Securities”).  The Securities are to be initially issued pursuant to the provisions of an Indenture, dated as of June 23, 2020 (the “Base Indenture”) between the Company and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as trustee (the “Trustee”).  Certain terms of the Securities will be established pursuant to a supplemental indenture to the Base Indenture dated as of the Closing Date (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Securities will be guaranteed (the “Guarantee”) by Comstock Oil & Gas, LLC, a Nevada limited liability company (“Comstock Oil & Gas”), and Comstock Oil & Gas Louisiana, LLC, a Nevada limited liability company (“COG-Louisiana,” and together with Comstock Oil & Gas, the “Notes Guarantors;” the Notes Guarantors and the Company are referred to together herein as the “Registrants”).  The offer and sale of the Notes have been registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-238113) filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”) (as so filed and as amended, the “Registration Statement”), including a base prospectus dated May 22, 2020 (the “Base Prospectus”), as supplemented by a Final Prospectus Supplement dated June 16, 2020 relating to the Securities (the “Prospectus Supplement,” and together with the Base Prospectus, the “Disclosure Package”). The Company has entered into an Underwriting Agreement dated as of June 16, 2020, among the Company and the Underwriters listed on Schedule A thereto (the “Underwriting Agreement”), relating to the sale of the Notes.  Capitalized terms not defined herein shall have such meaning as set forth in the Underwriting Agreement.

In connection with this opinion, we have examined originals or copies, certified, or otherwise identified to our satisfaction, of:

(i)	the Second Amended and Restated Articles of Incorporation of the Company, as filed with the Nevada Secretary of State on August 13, 2018;
(ii)	Certificate of Amendment to Articles of Incorporation, as filed with the Nevada Secretary of State on July 16, 2019;
(iii)	Certificate of Designation, as filed with the Nevada Secretary of State on July 16, 2019;

Comstock Resources, Inc.

June 23, 2020

(iv)	Amended and Restated Bylaws of the Company, adopted August 21, 2014, as amended August 17, 2018 and as further amended July 15, 2019, and certified to us to be currently in effect;
(v)	A Certificate of Good Standing for the Company issued by the Nevada Secretary of State on June 22, 2020;
(vi)	Articles of Organization of Comstock Oil & Gas, as filed with the Nevada Secretary of State on July 10, 2019;
(vii)	Operating Agreement of Comstock Oil & Gas, dated to be effective as of July 10, 2019;
(viii)	A Certificate of Good Standing for Comstock Oil & Gas issued by the Nevada Secretary of State on June 22, 2020;
(ix)	Articles of Organization of COG-Louisiana, as filed with the Nevada Secretary of State on December 20, 2001;
(x)	Operating Agreement of COG-Louisiana, dated as of December 21, 2001;
(xi)	A Certificate of Good Standing for COG-Louisiana issued by the Nevada Secretary of State on June 22, 2020;
(xii)	The Underwriting Agreement;
(xiii)	The Disclosure Package;
(xiv)	The Final Prospectus;
(xv)	The Indenture;
(xvi)	Specimen forms of the Securities;
(xvii)

Resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) dated May 4, 2020, authorizing and approving the Registration Statement, the issuance and sale of the securities described in the Registration Statement;

(xviii)

Resolutions of the Board of Directors adopted as of June 15, 2020, authorizing and approving the Preliminary Prospectus Supplement, the issuance and sale of $400,000,000.00 of the securities described in the Preliminary Prospectus Supplement, and designating the Pricing Committee;

(xix)

Resolutions of the Board of Directors adopted as of June 16, 2020, authorizing and approving the issuance and sale of $500,000,000.00 of the securities described in the Preliminary Prospectus Supplement, and designating the Pricing Committee;

(xx)	Resolutions of the Pricing Committee of the Company, dated June 16, 2020, approving certain pricing terms of the Securities, and matters related thereto;
(xxi)

Resolutions of the Member of Comstock Oil & Gas adopted as of June 15, 2020, authorizing and approving the transactions contemplated by the Underwriting Agreement, including the guaranty of $400,000,000.00 of the Securities pursuant to the Indenture;

(xxii)	Resolutions of the Member of Comstock Oil & Gas adopted as of June 16, 2020, authorizing and approving the guaranty of $500,000,000.00 of the Securities pursuant to the Indenture;

Comstock Resources, Inc.

June 23, 2020

(xxiii)

Resolutions of the Managers of COG-Louisiana adopted as of June 15, 2020, authorizing and approving the transactions contemplated by the Underwriting Agreement, including the guaranty of $400,000,000.00 of the Securities pursuant to the Indenture;

(xxiv)	Resolutions of the Managers of COG-Louisiana adopted as of June 16, 2020, authorizing and approving the guaranty of $500,000,000.00 of the Securities pursuant to the Indenture;
(xxv)

A certificate of Roland O. Burns, as the President, Chief Financial Officer, and Secretary of the Company, the Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Comstock Oil & Gas, and a Manager of COG-Louisiana, certifying to the authenticity of the documents described in items (i)-(xi) and (xvii)-(xxiv) above and matters related thereto.

We have also reviewed such other documents and records of the Company and each Notes Guarantor and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and each Notes Guarantor and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering the opinions contained herein, we have, with your permission, made the following assumptions: (i) all documents submitted to or reviewed by us, including all amendments and supplements thereto, are accurate and complete and, if not originals, are true, correct, and complete copies of the originals; (ii) the signatures on each of such documents by the parties thereto are genuine; (iii) each individual who signed such documents had the legal capacity to do so; and (iv) all persons who signed such documents on behalf of a business entity other than the Registrants were duly authorized to do so. We have assumed that there are no amendments, modifications, or supplements to such documents other than those amendments, modifications, and supplements that are known to us.

In rendering the opinions expressed in paragraph 1 below with respect to the Securities referred to therein, we have additionally assumed that: (i) the Trustee will have all requisite power and authority to execute, deliver, and perform its obligations under the Indenture; (ii) at the time of execution of the Indenture, the execution and delivery thereof and the performance of such obligations will have been duly authorized by all necessary action on the Trustee’s part, and the Indentures will have been duly delivered by it; (iii) at the time of execution of the Indenture, the Indenture will be enforceable against the Trustee in accordance with the terms thereof; (iv) the Indenture will each be duly qualified under the Trust Indenture Act of 1939, as amended; (v) any supplemental indenture to the Indenture, pursuant to which any Securities are issued, will comply with the Indentures as theretofore supplemented, and the form and terms of such Securities will comply with the Indenture as then supplemented; and (vi) the Indenture actually entered into by the Company, the Notes

Comstock Resources, Inc.

June 23, 2020

Guarantors, and Trustee will not deviate in any material or substantial respect from the terms set forth in the Registration Statement, such that any deviation would alter our opinions contained herein.

We have also assumed that:

i.the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are issued as contemplated by the Registration Statement;

ii.all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable appropriate prospectus supplement; and

iii.the Securities will be issued and sold in the forms and containing the terms set forth in the Registration Statement and any applicable appropriate prospectus supplement.

Our opinions set forth below are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (c) public policy considerations which may limit the rights of parties to obtain remedies, (d) the waivers of any usury defense contained in the Indentures which may be unenforceable, (e) requirements that a claim with respect to any Securities denominated in a currency, currency unit, or composite currency other than United States dollars (or a judgment denominated other than United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (f) governmental authority to limit, delay, or prohibit the making of payments outside the United States or in foreign currencies, currency units, or composite currencies (collectively, these qualifications and limitations are referred to herein as the “Enforceability Qualifications”).

Based upon and subject to the foregoing, and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1)	The Company is validly existing as a corporation in good standing under the laws of the State of Nevada.
2)	The Company has the corporate power to execute, deliver and perform its obligations under the Indenture and the Securities and to issue the Securities.
3)	The execution and delivery by the Company of the Indenture and the performance of its obligations thereunder, including issuance of the Securities, have been duly authorized by the Company.

Comstock Resources, Inc.

June 23, 2020

4)	Each Notes Guarantor is validly existing as a limited liability company in good standing under the laws of the State of Nevada.
5)	Each Notes Guarantor has the limited liability company power to execute, deliver and perform its obligations under the Supplemental Indenture, including its guarantee of the Securities.
6)

The execution and delivery by each Notes Guarantor of the Supplemental Indenture and the performance of its obligations thereunder, including issuance of the Guarantees, have been duly authorized by each Notes Guarantor.

With respect to any agreement or instrument reviewed by us, that by its terms or otherwise is governed by the law of any jurisdiction other than the laws of the State of Nevada, our opinion herein is based solely on our understanding of the plain language of such agreement or instrument and we do not express our opinion with respect to the interpretation, validity, binding nature, or enforceability of any such agreement or instrument, and we do not assume any responsibility with respect to the effect on the opinions or statements set forth herein of any interpretation thereof inconsistent with such understanding.

We do not express any opinion herein with respect to the law of any jurisdiction other than Chapters 78 and 86 of the Nevada Revised Statutes.

This opinion is intended solely for your benefit. It is not to be quoted, in whole or in part, disclosed, made available to, or relied upon by any other person, firm, or entity without our express prior written consent. This opinion is limited to the specific opinions expressly stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.

This opinion is based upon our knowledge of the law and facts relevant to the transactions herein referenced as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

Comstock Resources, Inc.

June 23, 2020

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus filed as a part thereof. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference you acknowledge that we have not reviewed and that we have not certified as to any part of the Registration Statement and that we do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

  Sincerely,

WOODBURN AND WEDGE

By:  /s/Shawn G. Pearson

Shawn G. Pearson